EXHIBIT 10.3

May 17, 2007

Mark A. Murray

[address]

Dear Mark:

On behalf of Emphasys Medical, Inc., I am pleased to offer you the full time position of Chief Financial Officer and Vice President of Finance and Administration of Emphasys Medical, Inc. (“EMI”). Speaking for myself, as well as the other members of our management team, we are all very impressed with your credentials and we look forward to your future success in this position.

The terms of your new position with EMI are as set forth below:

1. Position.

a. You will become the Chief Financial Officer and Vice President of Finance and Administration of EMI, working out of EMI’s headquarters office in Redwood City, California. You will report to EMI’s Chief Executive Officer.

b. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of EMI. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of EMI, EMI will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of EMI’s Chief Executive Officer, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of EMI. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2. Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with EMI on May 21, 2007.

3. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to EMI documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you may be terminated.

May 17, 2007

4. Salary. You will be paid a monthly salary of $20,000, which is equivalent to $240,000 on an annualized basis. Your salary will be payable in two equal payments per month pursuant to EMI’s regular payroll policy (or in the same manner as other similarly situated employees of EMI). Your base salary will be reviewed annually as part of EMI’s normal salary review process.

5. Stock Options.

a. Initial Grant. In connection with the commencement of your employment, subject to formal Board approval, you will be granted an option to purchase 550,000 shares of EMI’s Common Stock (“Shares”) (equal to approximately 1.0% of the total fully-diluted capitalization of EMI) with an exercise price equal to the fair market value of the Common Stock on the date of the grant. These option shares will vest over four years at the rate of 25% of the shares on the first anniversary of your start date, with the remaining Shares vesting monthly thereafter at the rate of 1/48th of the total number of Shares per month. Vesting will, of course, depend on your continued employment with EMI. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of EMI’s 2000 Stock Plan and the Stock Option Agreement between you and EMI.

b. Acceleration of Vesting. Your stock option agreement will provide for “double-trigger” accelerated vesting. This provision would provide that, in the event of the Involuntary Termination (as defined below) of your employment for any reason other than for “Cause” during the one-year period following a “Change of Control of EMI, 100% of the unvested Shares will become vested and exercisable immediately.

c. Definitions. For purposes of this agreement, the terms “Cause” and “Change of Control” will have the same meaning as in the 2000 Stock Plan. The term “Involuntary Termination” will mean the termination of your employment by EMI for any reason other than Cause, as well as your voluntary termination of employment for any of the following reasons: (i) a material reduction, without your consent, in your base salary (other than in connection with a general reduction of base salaries applicable to all employees in similar positions); (ii) a material reduction, without your consent, in the kind or level of employee benefits to which you were entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced (other than in connection with a general reduction of benefits applicable to all employees in similar positions); or (iii) a relocation of your designated place of employment to a location outside the greater San Francisco Bay area, provided that you notify EMI in writing within 90 days of the initial existence of such condition and EMI fails to cure the condition within 30 days following such notice.

d. Subsequent Option Grants. Subject to the discretion of EMI’s Board of Directors, you may be eligible to receive additional grants of stock options or purchase rights from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the date of any such grant.

May 17, 2007

6. Benefits.

a. Benefits Plans. You shall be entitled to participate in EMI’s employment benefits plans available to similarly situated employees, subject to any eligibility requirements imposed by such plans. You acknowledge that participation such plans may require payroll deductions and/or direct contributions by you.

b. Paid Time Off. You will be entitled to 15 days of paid time off per year, pro-rated for the remainder of this calendar year. PTO accrues according to the following schedule: 5 hours per pay period.

7. Severance. In the event of the Involuntary Termination of your employment, whether before or after a Change of Control, you will continue to receive your base salary and benefits for a period of six months. Receipt of the benefits provided to you under this section will be conditioned on your executing a standard form of release of EMI and associated persons from any claims against them. EMI’s payment obligations to you under this section will be reduced to the extent that you obtain other employment during the severance period.

8. Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with EMI is contingent upon the execution, and delivery to an officer of EMI, of EMI’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

9. At-Will Employment. Your employment with EMI will be on an “at will” basis, meaning that either you or EMI may terminate your employment at any time for any reason or no reason, without further obligation or liability.

10. References. This offer of employment is contingent upon the completion of reference checks satisfactory to EMI.

[Signature Page Follows]

May 17, 2007

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of EMI’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with EMI and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by EMI and by you.

Very truly yours,		ACCEPTED AND AGREED:

EMPHASYS MEDICAL, INC.		MARK A. MURRAY

By:	/s/ John McCutcheon	/s/ Mark Murray
	John G. McCutcheon,	Signature
President and CEO
May 17, 2007
Date

Attachment A: Confidential Information and Invention Assignment Agreement

Attachment A

Confidential Information and Invention Assignment Agreement